EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-269495) of our audit report dated May 5, 2023, with respect to the balance sheet of Lucia Technologies, Inc. as of December 31, 2022, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2022. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in such Offering Statement.

Spokane, Washington

May 12, 2023